                                                                       EXHIBIT 1

                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT

  This Amendment No. 1 (the "AMENDMENT") to the Stock Purchase Agreement, dated as of February 27, 1995 (the "AGREEMENT"), is entered into as of June 1, 1995, by and between Samsung Electronics Co., Ltd., a Korean corporation (the "PURCHASER"), and AST Research, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

  WHEREAS, in connection with the review of the Company's proxy material for the Special Meeting of its stockholders to be held to consider and vote upon the Stockholder Proposals, the Commission has requested that the Company restate its financial statements for the fiscal year ended July 2, 1994 in certain respects;

  WHEREAS, in order to permit the mailing of the proxy material for the Special Meeting in a timely fashion the Company has agreed to restate its financial statements for the fiscal year ended July 2, 1994 and subsequent periods substantially to the effect set forth in the drafts of the financial statements for such periods previously provided to the Purchaser (the "RESTATEMENT"); and

  WHEREAS, the Purchaser and the Company desire to amend the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                                    WAIVERS

  1.1 WAIVERS. The Purchaser hereby agrees that the Restatement and the change in the Company's method of accounting for the acquisition of the personal computer manufacturing operations of Tandy Corporation set forth in the Restatement (the "ACCOUNTING CHANGE") shall not constitute a breach of any representation, warranty or agreement or the failure of any condition set forth in the Agreement and agrees that it shall not have the right to terminate the Agreement as a result of the Restatement or the Accounting Change.

                                   ARTICLE 2
                               CONTINGENT SHARES

  2.1 CONTINGENT SHARE ISSUANCES.

    2.1.1. "Adverse Event." For purposes of this Amendment and the Agreement the term "ADVERSE EVENT" shall mean (i) the settlement by the Company of any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of the settlement, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change or (ii) the entry of a final judgment, not subject to appeal, by a court of competent jurisdiction against the Company in any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of such judgment, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change.

    2.1.2. Issuance of Contingent Shares Following Adverse Event. In the event that at any time or from time to time an action results in an Adverse Event that requires the payment by the Company of amounts in settlement of such action or in satisfaction of a judgment in such action and the aggregate amounts actually so paid by the Company including, without limitation, any amounts paid by the Company for attorneys' fees, (all such amounts being referred to herein as "SPECIFIED AMOUNTS") exceeds the Excess Loss Amount, as defined below, then the Company shall issue to the Purchaser, without the payment by the Purchaser of any additional consideration, a number of additional shares of Common Stock (the "CONTINGENT SHARES") determined in accordance with Section 2.1.3. For purposes of this Amendment, the term "EXCESS LOSS AMOUNT" shall mean (a) all Specified Amounts theretofore paid by the Company less (b) the sum of
  (i) $5 million plus (ii) any amounts paid or to be paid to the Company by way of reimbursement, contribution or indemnification by any insurance company or third party. The computation of the Excess Loss Amount shall be made in respect of any second or subsequent Adverse Event on a cumulative basis, taking into account all amounts previously paid by the Company and paid or to be paid to the Company in connection with all previous Adverse Events. In the event that the settlement includes any securities, property or other non-cash consideration to be issued or delivered by the Company the value of such securities, property or other non-cash consideration shall be determined by mutual agreement of the Company and the Purchaser. In the event the Company and the Purchaser shall be unable to reach such agreement after a period of 30 days, such value shall be determined by a nationally recognized investment banking firm to be designated for the purpose by the Company and the Purchaser or, failing agreement on such investment banking firm after an additional period of 10 days, by Merrill Lynch & Co. and Salomon Brothers Inc.

    2.1.3. Determination of Number of Contingent Shares. The number of Contingent Shares to be issued shall equal such number of shares of Common Stock (rounded to the nearest whole share) determined by dividing the Excess Loss Amount by the Market Price; provided, that in the event that the number of shares to be issued pursuant to the above formula would exceed the maximum Purchaser Interest permitted pursuant to Section 2.1.7 of the Stockholder Agreement, then, in lieu thereof, the Company shall issue to the Purchaser (i) such number of shares of Common Stock as will cause the Purchaser Interest to equal 49.9% and (ii) a number of shares of Series A Junior Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), having the rights, preferences and privileges substantially as set forth in the Certificate of Designations attached hereto as Exhibit A, equal to the difference between the number of shares of Common Stock which would have been issued pursuant to the above formula and the number of shares of Common Stock actually issued pursuant to clause (i), above. For purposes of this Amendment, the term "MARKET PRICE" shall mean the average of the closing prices of the Common Stock on the NASDAQ National Market System, or, if the Common Stock is not then quoted on the NASDAQ National Market System, on the principal United States securities exchange or quotation system on which the Common Stock is then listed or quoted, for the period of 20 consecutive trading days beginning on the first trading day following the first public announcement of an Adverse Event; provided, that the Market Price shall not be less than 75% of the closing price of the Common Stock on the NASDAQ National Market System on the date of the Closing of the Second Issuance (the "REFERENCE PRICE") nor greater than 125% of the Reference Price.

    2.1.4. Issuance of Contingent Shares Prior to Tandy Note Settlement. In the event that (a) Contingent Shares are issued pursuant to this Agreement prior to the maturity of the promissory note due July 11, 1996, issued by the Company to Tandy Corporation, a Delaware corporation, (b) the Purchaser is entitled to reimbursement pursuant to Article 3 of the Letter of Credit Agreement and (c) the Purchaser elects, pursuant to Section 3.3(b) of the Letter of Credit Agreement, to be reimbursed, in whole or in part, in shares of Common Stock, then to the extent that the number of shares to be issued pursuant to such Section 3.3(b) would cause the Purchaser Interest to exceed the maximum Purchaser Interest permitted pursuant to Section
  2.1.7 of the Stockholder Agreement, the Company shall issue, in lieu thereof, to the Purchaser (i) such number of shares of Common Stock as will cause the Purchaser Interest to equal 49.9% and (ii) a number of shares of Preferred Stock equal to the difference between the number of shares of Common Stock which would have been issued pursuant to Section 3.3(b) of the Letter of Credit Agreement and the number of shares of Common Stock actually issued pursuant to clause (i), above.

  2.2. DELIVERY OF CONTINGENT SHARES. Subject to the receipt of any necessary approvals of any Governmental Authority, Contingent Shares shall be issued no later than 30 Business Days after any payment of a Specified Amount in respect of which Contingent Shares are issuable hereunder, at such date, time and place as may be agreed upon by the Purchaser and the Company. At each issuance of Contingent Shares, the Company shall deliver to the Purchaser a certificate or certificates, registered in the name of the Purchaser or its permitted nominee, in such denominations as the Purchaser may request, evidencing the full number of Contingent Shares.

  2.3. APPROVAL OF SETTLEMENTS, ETC. Notwithstanding the provisions of the Stockholder Agreement, any Board decisions with respect to the approval of the settlement of any litigation that would result in an Adverse Event or with respect to the conduct of any litigation that could result in an Adverse Event, shall be made by the affirmative vote of both (i) a majority of the full Board of Directors and (ii) a majority of the Directors of the Company not designated by the Purchaser.

  2.4. STATUS OF CONTINGENT SHARES. Except as set forth in the Certificate of Designations with respect to the Preferred Stock, the Contingent Shares shall confer the same rights, and shall be subject to the same restrictions, as the Shares. The provisions of Section 2.4 of the Stockholder Agreement shall not apply to the acquisition by the Purchaser of Contingent Shares, or the acquisition of shares of Common Stock upon conversion of shares of Preferred Stock, acquired from the Company pursuant to this Article 2.

                                   ARTICLE 3
                       THE OFFER AND THE SPECIAL MEETING

  3.1. SPECIAL MEETING DATE. The first sentence of Section 6.1.2 of the Agreement is hereby amended to read in its entirety as follows: "As promptly as practicable, the Company shall schedule and set a date for a special meeting of its stockholders to occur not later than July 14, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders."

  3.2. EXTENSION OF OFFER. Promptly following the announcement of the date of the Special Meeting the Purchaser shall amend the Offer and the Schedule 14D-1 to extend the expiration date of the Offer to midnight, New York City time, on the fifth Business Day after the date of the Special Meeting.

  3.3. EXTENSION OF OUTSIDE DATE. Clause (ii) of Section 8.3 of the Agreement is hereby amended by substituting "July 31, 1995" for "June 30, 1995".

  3.4. ADDITIONAL CLOSING CONDITION. Section 7.2 of the Agreement is hereby amended to add the following:

    7.2.11. Effect of Restatement. No party to any material Instrument shall have declared, or shall have notified the Company in writing of its intention to declare, the Company in default or breach (which default or breach has not been cured or waived at or prior to the Closing) under such Instrument as a result of the Restatement, where any such declaration would have a Material Adverse Effect, and there shall not have been issued or commenced (and not dismissed) by the Commission any formal order of investigation or formal enforcement proceeding relating to the Restatement or the Accounting Change, nor shall the Commission have notified the Company in writing that it intends imminently to issue or commence any such formal order of investigation or formal enforcement proceeding.

                                   ARTICLE 4
                                 MISCELLANEOUS

  4.1. EFFECT OF AMENDMENT. Except as set forth in this Amendment, the provisions of the Agreement shall remain in full force and effect and all references in the Agreement, the Investment Agreements and the Commercial Agreements shall be deemed to refer to and mean the Agreement, as amended by this Amendment.

  4.2. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  4.3. TERMINATION. The provisions of Article 2 shall become effective at the Closing and shall terminate on the first date on which the Purchaser Interest shall be less than 19.9% for a period of at least 25 consecutive days.

  4.4. EXPENSES. The fees and expenses of any investment banking firm engaged pursuant to Section 2.1.2 shall be shared equally by the Company and the Purchaser.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          AST RESEARCH, INC.

                                          By: /s/   Safi U. Qureshey
                                            -----------------------------------
                                              Safi U. Qureshey
                                              Chairman and Chief Executive
                                              Officer

                                          SAMSUNG ELECTRONICS CO., LTD.

                                          By: /s/       H.D. Yoo
                                            -----------------------------------
                                              H.D. Yoo
                                              Vice President and General
                                              Manager

                                                                       EXHIBIT A

                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                   SERIES A NON-VOTING JUNIOR PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                                       OF

                               AST RESEARCH, INC.

                               ----------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Executive Committee of the Board of Directors of AST Research, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held on [Date], at which a quorum was present and acting throughout:

  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by Article 4(b) of the Restated Certificate of Incorporation of the Corporation, dated [July , 1995] (the "Certificate of Incorporation"), as delegated to the Executive Committee thereof (the "Executive Committee"), the Executive Committee hereby authorizes and approves the creation of a series of Series A Non-Voting Junior Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock") upon the terms and conditions set forth in these resolutions which fix the designation and number of shares of the Series A Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation that may be applicable to the Series A Preferred Stock) as follows:

  1. DESIGNATION AND AMOUNT; FRACTIONAL SHARES; PAR VALUE. There shall be a series of Preferred Stock of the Corporation designated as "Series A Junior Preferred Stock" and the number of shares constituting such series shall be
[   ]. The Series A Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series A Preferred Stock as set forth herein and in the Certificate of Incorporation. The par value of each share of Series A Preferred Stock shall be $.01. For purposes of this Certificate, the "Issue Date" of the Series A Preferred Stock shall be [Date].

  2. DEFINITIONS. As used herein, the following terms shall have the respective meanings given thereto in the Section indicated below:

                                                                      DEFINED IN
                               DEFINED TERM                            SECTION
                               ------------                           ----------
      "Board of Directors"...........................................      3(a)
      "Common Distributions".........................................      3(a)
      "Common Stock".................................................      3(a)
      "Issue Date"...................................................      1
      "Liquidation"..................................................      4
      "Parity Stock".................................................      4

  3. DIVIDENDS. (a) Dividends Rights. Except as set forth below, the holder of the shares of Series A Preferred Stock shall not be entitled to receive any distribution with respect to the shares of Series A Preferred

Stock. Subject to the prior preferences and other rights of shares of any class or series of stock of the Corporation authorized after the Issue Date ranking senior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or other distributions, if the Board of Directors of the Corporation, or, to the extent permitted by applicable law, a duly authorized committee thereof (the "Board of Directors"), shall at any time or from time to time declare a dividend with a record date after the Issue Date with respect to the shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), then the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a dividend with respect to each share of the Series A Preferred Stock equal to the dividend payable per share of Common Stock. The record date for any dividend payable on shares of Series A Preferred Stock shall be the same as the record date for the relevant dividend payable on the Common Stock.

  (b) Priority as to Dividends. Subject top Section 3(c), no dividends shall be declared or paid or set apart for payment on the preferred stock of any series, or stock of any other class which, in either case, ranks, as to dividends or upon Liquidation junior to the Series A Preferred Stock unless at the time of such declaration or payment or setting apart for payment all dividends to which holders of Series A Preferred Stock are entitled pursuant to Section 3(a) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for the period commencing on the Issue Date and terminating on or prior to the date of payment of such dividends on such junior stock.

  (c) Notwithstanding anything to the contrary in Section 3(b) hereof, dividends on any Parity Stock may be paid if dividends shall be declared upon shares of Series A Preferred Stock and such Parity Stock on a pro rata basis so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such parity Stock shall bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred Stock and such parity Stock bear to each other.

  4. LIQUIDATION PREFERENCE. Subject to the prior payment in full of the preferential amounts to which the shares of any other series or class of stock of the Corporation ranking, as to distributions upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidation"), senior to the Series A Preferred Stock, are entitled in the event of any Liquidation, each holder of a share of Series A Preferred Stock shall be entitled to receive, and be paid out of the assets of the Corporation available for distribution to its stockholders, a liquidation preference in the amount of $0.01 per share, plus all accumulated and unpaid dividends on such share to the date of final distribution to the holders of shares of Series A Preferred Stock, whether or not declared, without interest, and no more, and thereafter each holder of a share of Series A Preferred Stock will share pro rata with the holders of Common Stock, and any other class or series of the Corporation's stock ranking junior to the Series A Preferred Stock with respect to such Liquidation, based upon the respective number of shares of Series A Preferred Stock and such other stock outstanding at the record date for determining holders of record entitled to receive any such distribution. If upon any Liquidation the amounts payable with respect to the liquidation preference of the Series A Preferred Stock and with any shares of a class or series of the Corporation's stock ranking on a parity with the Series A Preferred Stock as to distributions upon such Liquidation ("Parity Stock") are not paid in full, the holders of Series A Preferred Stock and of such other shares will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of Series A Preferred Stock and the holders of such shares of Parity Stock are entitled will in all cases bear to each other the same ratio that the liquidation preferences of the Series A Preferred Stock and such shares of Parity Stock bear to each other. After payment in full of the preferences in respect of the shares of the Series A Preferred Stock upon Liquidation, the holders of such shares in their capacity as such shall not be entitled to any further right or claim to any remaining assets of the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation, nor a merger of any other corporation with or into the Corporation, nor the sale of all or substantially all of the Corporation's property or business (other than in connection with a winding up of its business) will be considered a Liquidation for purposes of this Certificate.

  5. VOTING RIGHTS. The holders of Series A Preferred Stock will not have any voting rights except such rights as from time to time are required by the Delaware General Corporation Law. Any shares of Series A Preferred Stock held by the Corporation or any subsidiary of the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum or in calculating any percentage of shares under this Section 5.

  6. RANKING UPON LIQUIDATION. Any class or series of stock of the Corporation shall be deemed to rank:

    i) senior to the Series A Preferred Stock, as to dividends or upon Liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of Series A Preferred Stock.

    ii) on a parity with the Series A Preferred Stock, as to dividends or upon Liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of such class or series of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in proportion to their respective amounts of accumulated and unpaid dividends per share or liquidation prices, as the case may be, without preferences or priority one over the other.

    iii) junior to the Series A Preferred Stock, as to dividends or, to the extent specified above, upon Liquidation, if such stock shall be Common Stock or any other class or series of capital stock of the Corporation if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of shares of such other stock.

  7. CONVERSION PRIVILEGES.

  (a) Rights of Conversion. Each holder of shares of Series A Preferred Stock shall have the right, at such holder's option, to convert all or a portion of the shares held, at any time or from time after [the termination date of the standstill provisions] into one fully paid and nonassessable share of Common Stock, or such other securities and property as hereinafter provided.

  (b) Conversion Procedures. Any holder of shares of Series A Preferred Stock desiring to convert such shares pursuant hereto shall surrender the certificate or certificates evidencing such shares at the office of a transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Class A Common Stock are to be issued; and (ii) if required pursuant to Section 7(e), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

 The holder of a share of Series A Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable thereon on the corresponding dividend payment date notwithstanding the conversion thereof during the period between the record date with respect to such dividend and the corresponding dividend payment date or the Corporation's default in the payment of the dividend due on such dividend payment date. No payments or adjustments in respect of dividends on shares of Series A Preferred Stock surrendered for conversion (whether or not in arrears) or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.

  The Corporation shall, as soon as practicable after such surrender for conversion of certificates evidencing shares of Series A Preferred Stock and compliance with the other conditions herein contained, deliver at such offices of such transfer agent to the holder whose shares of Series A Preferred Stock are so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock to be converted shall have been surrendered together with the irrevocable written notice and the payment of taxes (if applicable), all as provided in this Section 7(b), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open. No holder of Series A Preferred Stock shall have any rights as a holder of Common Stock (or any other securities into which the Series A Preferred Stock may become convertible) unless and until such conversion has been effected.

  (c) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If a certificate or certificates representing more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered by such record holder as provided in Section 7(a). In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price (as defined below) of the Common Stock on the Trading Day immediately (as defined below) preceding the date of conversion, calculated to the nearest cent, with one-half cent rounded upward.

  "Closing Price" with respect to any security on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ NMS") or if such security is not quoted on the NASDAQ NMS, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose or a price determined in good faith by the Board of Directors (such determination to be conclusive and evidenced in a resolution adopted by the Board of Directors).

  "Trading Day" shall mean (x) if the applicable security is quoted on the NASDAQ NMS, a day on which a trade may be made on the NASDAQ NMS, (y) if the applicable security is listed or admitted for trading on a national securities exchange, a day on which such national securities exchange is open for business or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    (d) Adjustment of Change in Capital Stock; Reorganization of the Corporation. If, after the Issue Date, the Corporation:

      i) subdivides its outstanding shares of Common Stock into a greater number of shares;

      ii) combines its outstanding shares of Common Stock into a smaller number of shares; or

      iii) issues by reclassification of its Common Stock any shares of its capital stock (other than any dividends or distribution to the holders of Common Stock of any dividends or distribution to the holders of Common Stock rights to purchase, warrants or options for its capital stock), then the conversion rights in effect immediately prior to such action shall be adjusted so that the holder of shares of Series A Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted the shares of Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the effective date of subdivision, combination or reclassification.

  If the Corporation is a party to a consolidation or a merger which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of shares of Series A Preferred Stock shall make provisions in its certificate or articles of incorporation or other constituent document to establish that the holder of shares of Series A Preferred Stock may convert such shares into the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation or merger if such holder had converted such shares immediately before the effective date of the transaction. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 7(d).

    (e) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.

  The Corporation shall pay any and all United States issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

    (f) Prior Notice of Certain Events. In case:

      i) the Corporation shall take any action that would require an adjustment pursuant to Section 7(d) hereof; or

      ii) the Corporation shall take any action that would require any person to make provisions in a certificate or articles of incorporation or other constituent document as contemplated by Section 7(d) hereof: or

      iii) of a Liquidation;

then the Corporation shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable date hereinafter specified, a notice stating the date on which the subdivision, reclassification, consolidation, merger or Liquidation is expected to become effective (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

    8. OUTSTANDING SHARES. For purposes of this Certificate, all shares of Series A Preferred Stock issued by the Corporation shall be deemed outstanding except, (i) from the date of surrender of a certificate evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock represented by such certificate and surrendered for conversion into Common Stock and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.


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

    9. STATUS OF ACQUIRED SHARES. Shares of Series A Preferred Stock acquired by the Corporation will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class, and may be issued, but not as shares of Series A Preferred Stock.

    10. NO REDEMPTION. The shares of Series A Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof.

    11. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to he extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

  IN WITNESS WHEREOF, AST Research, Inc. has caused this Certificate to be made under the seal of the seal of the Corporation and signed by [Name], its
[Title], and attested by [Name], its [Title], on the     day of [Date].

                                          AST RESEARCH, INC.

                                          By:____________________________
                                            Name:
                                            Title:

Attest:

_______________________________
Name:
Title:

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